STEARNS MANAGEMENT COMPANY
                                  [LETTERHEAD]

                                  May 28, 1996

Cheung Laboratories, Inc.
10220-1 Old Columbia Road
Columbia, MD 21046-1705

Attention:  Messrs:        Augustine Cheung, President
                           Charles C. Shelton, Executive Vice President

                           Letter of Agreement

Dear Messrs. Cheung and Shelton:

         We have held meetings held at the offices of Cheung Laboratories, Inc. (the "Company") on May 24th and have participated in several phone conversations between May 25th and today's date to get acquainted with you and with the Company and to discuss various alternative strategies by which the Company can finance the implementation of its business plans. Pursuant to our verbal agreement for us to undertake a consulting engagement for the Company reached during our meetings and confirmed by Mr. Shelton's letter of today's date, you have forwarded substantial additional information which we have reviewed in detail.

         Accordingly, this Letter Agreement is to confirm and document the prior agreements reached whereby the Company, a Maryland corporation, seeks to secure the advice and services of Stearns Management Company, an Illinois corporation, ("Stearns") to render financial advisory services to it regarding its near and long-term business strategy particularly with regard to its need to secure outside capital to sustain its anticipated growth. Stearns has agreed to render such advice and services on the terms and conditions set forth below.

         1. The Company hereby engages Stearns to render consulting advice to the Company, on an exclusive basis, with regard to all
                  matters   involving  the   solicitation  of  outside  capital,
                  restructuring the Company in a manner most conducive to solicitation and acceptance of such capital, and other matters relative thereto including, but not limited to, the matters outlined in paragraph hereof.
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         2.       Stearns will consult with the  Company's  management  at their request to study the Company's business plans and to provide specific recommendations concerning financial and related matters, including, but not limited to, the following:

                  A        Changes in the capitalization of the Company;
                  B        Changes in the Company's corporate structure;
                  C        Redistribution of shareholdings of the Company's
                            stock;
                  D        Obtaining working capital financing for the Company
                            initially
                           and on an on-going basis;
                  E        Offerings of securities in private transactions;
                  F        Offerings of securities in public transactions
                            including selection of financial public relations alternatives, budgeting and implementation of follow-on strategy;
                  G        Selection of professionals as special consultants in
                            connection with such offerings;
                  H        Alternative   uses  of  corporate   assets;
                  I        Alternative  marketing  approaches for  expansion;
                  J        Selection of advisory personnel  and/or  additional
                            directors;
                  K        Sale of  stock by insiders pursuant to Rule 144 or
                            otherwise.

         3. Stearns will recommend and, upon request of the Company, use its best efforts to implement a plan(s) which will provide capital to the Company from outside sources on a timely basis, both privately and publicly, utilizing its knowledge and contacts within the financial and investment banking communities.

         4.       As  part  of  its   duties  hereunder  and   material  to  its
                  recommendations to the Company, Stearns will undertake an analysis of:

                           (a) The current valuation of similarly situated public companies in an effort to assure the Company of fair valuation upon marketing of its securities.

                           (b) The Company's short term sales and manufacturing plans in order to determine the need for interim capital and to assist the Company in selecting its best strategy for maximizing the intrinsic worth of its shares.


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         5.       Upon request of the Company, Stearns will undertake consulting assignments on such other matters as the Company may deem appropriate.

         6. In order to induce Stearns to enter into this relationship with the Company and to discount its normal fees for services, the Company shall:

                           (a) Grant to such assignees as Stearns shall designate to the Company a transferable Common Stock Purchase Warrant (the "Warrant"), in the form
                           attached   hereto  as  Exhibit  1,   entitling   such
                           assignees to purchase, for a five year period commencing on the date hereof and renewable for an additional five year period, the number of shares which, when added to the existing common shares and any securities convertible into or exercisable for the purchase of (options, warrants and the like) common shares, would represent, in aggregate, a five percent (5%) interest in the equity of the Company as of the completion of the next registered public offering of common shares of the Company. Said Warrant, when reduced to certificate form, shall allow said assignees of Stearns, in aggregate, to invest a total sum of money to be derived by multiplying $0.41 per share by that number of shares which shall constitute said five percent (5%) interest (on a fully diluted basis as is more fully covered in the Warrant) and the Warrant shall contain certain anti-dilution features (see form of Warrant attached as Exhibit 1) which shall protect all assignees of Stearns from percentage or price dilution until the Company's next public offering (a defined term in the Warrant) shall have been completed, whereupon, in subsequent issues of equity, assignees of Stearns shall accept dilution of their interest pro-rata with other holders of common shares or securities convertible or exercisable into same.

                           The warrants issuable upon execution of this Agreement shall be fully vested in the hands of their holders and shall not be cancelable regardless of the termination, for any reason or for

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                           any cause, of this Agreement. Within three (3) months
                           from the date hereof, any and all Warrants issued in accordance with this Agreement, shall be converted into Warrants bearing the actual number of shares
                           into  which   each  such   Warrant   certificate   is
                           exercisable  instead  of  the  percentage  of  shares
                           currently   defined  in  the  Warrant  to  be  issued
                           concurrently with the execution of this Agreement.

                           (b) Make the representation and warranties contained in paragraphs and hereof. When made to Stearns herein, all such representations, warranties and indemnifications shall apply equally to Stearns officers, directors, affiliates, heirs, successors and assigns.

         7. In consideration for the services rendered to the Company by Stearns, Stearns shall charge the Company for services rendered, commencing with the date of this Agreement, by its personnel at the following per diem rates which represent a substantial reduction from its normal charges:

                  An initial fee of $34,000 as additional inducement, together with the issuance of a warrant to purchase 168,292 shares of CLI Common Stocks on the same terms and conditions as may hereafter be issued to investors in the contemplated Bridge Financing undertaken shortly, and covering investigatory efforts by Stearns to the date hereof.

                  The following fees and expense rates shall apply hereafter:

                                                              Per Diem

                           Warren C. Stearns                  $1500*
                           Others                             Cost plus 20%
                           Expenses                           Cost plus 20%

         * Or $190.00/hr for partial days (primarily Chicago area). Per diem rates shall apply regardless of the length of the working day (providing the working day shall have been at least eight
                  (8) hours) and no charges

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                  shall be made for travel  time  unless  same is during  normal working hours during the normal Monday-Friday work week.

                  Payment of fees and expenses may be delayed by the Company pending first receipt of proceeds from outside financing; thereafter, fees and expenses shall be billed monthly in arrears and payable net, 10 days.

                  Statements from Stearns shall be submitted monthly to the Company accompanied by receipts or other documentation as the Company shall reasonably request.

         8. Stearns shall have the right to rely on verbal instructions or approvals of the Chief Executive, other designated officer, or General Counsel to the Company with respect to initiating or continuing to incur fees or expenses.

                  Similarly, the parties hereto have agreed that most of the communication between the Company and Stearns shall be verbal so as to minimize the amount of time actually billable by Stearns to the Company. However, Stearns stands ready at any time to communicate its reports, recommendations, or comments on any matter in writing if requested to do so by the Company.

         9. The Company acknowledges that all of the compensation due Stearns as a result of its performance hereunder and all of the inducements granted by the Company to Stearns to enter into the relationship created hereby are accepted by Stearns based on its continued reliance on the Company's representations and warranties contained in this paragraph and, upon execution of this Agreement, delivered hereby to Stearns.

                  The Company represents that it has agreed in principle to engage in one or more private securities offerings (more or less, immediately) and to seek a next public offering of its common stock at an early date (expected to be not later than the end of 1997) to raise needed capital and, also, to aid in liquefying existing investment. The Company also represents and warrants to Stearns that:


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                           Except  as  already  disclosed  to  Stearns,  it is a
                           corporation in good standing, has correctly and timely filed all reports and notices and has done all such other things as it is required to do and to be so filed by all the various state and federal laws, rules, regulations and statutes to which the Company is subject, is not in litigation or subjected to threatened litigation, has good title to all of its assets including but not limited to its patents (whether owned or licensed), and is in compliance with each and every contract or agreement which is binding upon it.

                           It will engage competent securities counsel reasonably acceptable to Stearns to prepare offering material for each offering contemplated by this agreement.

                           It will begin to substantially revise its Business Plan, in an expeditious manner, along the lines and in accordance with the suggestions made by Stearns concurrent with the execution of this Agreement. As well, it will furnish Stearns with adequate copies of same as well as such further documentation as Stearns may, from time to time, reasonably request.

                           It will prepare or cause to be prepare or cause to be prepared a written, taped, and verbal "technical presentation" and will use its best efforts to attend meetings with security analysts to expose a variety of financial institutions of its technical achievements.

                           It will engage the services of an experienced businessman to act as interim CEO who will be competent to attend to the coordination of all contemplated activities particularly attendant to the preparation of the Company to financial institutions and investment bankers.

                           It will engage an accounting firm reasonably acceptable to Stearns to prepare audited financial statements reflecting the Company's financial history for the last three (3) fiscal years. Said statements shall be prepared in accordance with generally

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                           accepted accounting  principles but shall capitalize,
                           to the extent possible, the Company's investment in its patents, prototypes, research and development.

                           That there are no existing agreements with any party which would act to mitigate or prohibit the Company from performance of all actions contemplated by this Agreement and that it has full authority to enter into this Agreement. Additionally, that the Company is unaware of any potential claim or payment for services in the nature of a finder's fee or any other arrangements, agreements, payments, issuances or understandings that would operate to affect Stearns' compensation (including the issuance of the Warrant) hereunder.

                           It does, hereby, indemnify Stearns against any liability whatsoever (including legal fees and expenses) arising from claims made by others based upon misstatements or omissions of material fact whether in offering material prepared by the Company or in statements made or alleged to be made by employees, agents, or consultants to the Company (other than Stearns). In this connection, Stearns shall rely upon the Company's assurance, made herein, that, upon notice, the Company shall promptly engage competent counsel to defend Stearns or failing to do so for a period of thirty (30) days after receipt of notice, shall, immediately upon receipt, reimburse Stearns for any fees or expenses Stearns, in its sole discretion, deems necessary for its defense.

                           It shall cooperate fully with Stearns in its efforts to secure outside capital for the Company and shall not unreasonably delay approval or delivery of information or documentation (including executed documentation) necessary to conclude financing originated by Stearns and approved by the Company.

                           It recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, Stearns will use and rely on data, material and other information furnished to Stearns by the

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                           Company.  The Company acknowledges and agrees that in
                           performing its services under this Agreement, Stearns
                           may  rely   upon  the   data,   material   and  other
                           information supplied by the Company without in each and every case being obligated to independently verify the accuracy, completeness or veracity of same.

                           In the event of any dispute between the parties hereto, at the sole option of Stearns, the Company will submit same to arbitration in accordance with the rules of the American Arbitration Association and that the prevailing party in any such arbitration or litigation, as the case may be, shall be paid its reasonably attorneys' fees and expenses arising from such proceeding by the other party.

         10. The term of this Agreement is for a period of one (1) year from the date hereof or for a period ending on the date on which a Registration Statement covering a public offering of the Company's securities is declared effective by the Securities and Exchange Commission, whichever date lasts occurs. Notwithstanding anything to the contrary in this paragraph, this Agreement may be terminated by either party to this Agreement at any time in its discretion, upon ten (10) days written notice to the other party.

                  In the event that this Agreement is terminated by the Company for any reason prior to the termination date provided in the first sentence of this paragraph , the rights under the Warrant or Warrants, of even date herewith, by and between the Company and assignees of sterns shall continue in full force and effect according to its terms. Additionally, in the event the Company terminates this Agreement prior to the termination date set forth in the first sentence of this paragraph , the Company shall, immediately upon submission of a final statement by Stearns, pay all the fees and expenses accrued to Stearns through the date of termination.

                  In the event that this Agreement is terminated by Stearns, it shall be terminated only by Stearns' declaration of a breach on the Company's

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                  party  of  this  Agreement   (particularly   pursuant  to  the
                  provisions of paragraph hereof) or because the Company has elected to materially delay or change its financing strategy in such a fashion that the financing(s) contemplated herein are no longer feasible within the term frame originally contemplated. In such event, the Company and Stearns agree to work out some mutually agreeable means by which the Company's obligations to Stearns may be paid without undue burden on either party.

         11. Stearns will execute and agrees hereby to abide by (to the extent its provisions are not in conflict with the performance of duties expected of Stearns to this Agreement) an "Agreement For The Protection Of Confidential Information") with the Company.

         If the foregoing correctly documents the understandings and agreements reached between us, please execute this letter agreement in the space provided below and return a copy of it for our files.

Very truly yours,                           Read, Understood and Agree:


Stearns Management Company          Cheung Laboratories, Inc.



By:  /s/ ____________________       By:  /s/_______________________
     Warren C. Stearns                   Augustine Y. Cheung
     President                           President



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